Exhibit 99.11

September 23, 2020

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, Massachusetts 02135

Consent to Reference in Registration Statement

Proteostasis Therapeutics, Inc. (the “Company”) has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Lynne Zydowsky
Lynne Zydowsky